Exhibit 1.1

37,000,000 Shares

STILLWATER MINING COMPANY

Common Stock

UNDERWRITING AGREEMENT

December 7, 2010

Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
UBS Securities LLC
VTB Capital PLC,
  As Representatives of the Several Underwriters,
    c/o Credit Suisse Securities (USA) LLC,
      Eleven Madison Avenue,
        New York, NY 10010-3629

Dear Sirs:

1.           Introductory. Norimet Limited, a company organized under the laws of England and Wales ("Selling Stockholder"), proposes to sell to the Underwriters 37,000,000 outstanding shares ("Firm Securities") of the common stock, $0.01 par value per share ("Securities"), of Stillwater Mining Company, a Delaware corporation (the "Company"), and also proposes to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 3,813,222 additional outstanding shares ("Optional Securities") of the Company's Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the "Offered Securities." The Selling Stockholder hereby agrees with the Company and with the several Underwriters named in Schedule A hereto ("Underwriters"), for whom you are acting as representatives ("Representatives"), as follows:

2.           Representations and Warranties of the Company and the Selling Stockholder. (a) The Company represents and warrants to, and agrees with, the several Underwriters and the Selling Stockholder that:

(i)           Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-170851), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. "Registration Statement" at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. "Registration Statement" without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

"430B Information" means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

"430C Information" means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

"Act" means the Securities Act of 1933, as amended.

"Agreement" means this underwriting agreement.

"Applicable Time" means 6:45 pm (Eastern time) on the date of this Agreement.

"Closing Date" has the meaning defined in Section 3(d) hereof.

"Commission" means the Securities and Exchange Commission.

"Effective Time" of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Final Prospectus" means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

"General Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

"Issuer Free Writing Prospectus" means any "issuer free writing prospectus," as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company's records pursuant to Rule 433(g).

"Limited Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

"Rules and Regulations" means the rules and regulations of the Commission.

"Securities Laws" means, collectively, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of "issuers" (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange ("Exchange Rules").

"Statutory Prospectus" with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a "Rule" is to the indicated rule under the Act.

(ii)           Compliance with Securities Act Requirements. (A) (1) At the time the Registration Statement initially became effective, (2) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (3) at the Effective Time relating to the Offered Securities and (4) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) (1) on its date, (2) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (3) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter is that described as such in Section 8(c) hereof.

(iii)           Automatic Shelf Registration Statement. (A) Well-Known Seasoned Issuer Status. (1) At the time of initial filing of the Registration Statement, (2) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (3) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a "well known seasoned issuer" as defined in Rule 405, including not having been an "ineligible issuer" as defined in Rule 405.

(B)           Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an "automatic shelf registration statement," as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(C)           Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (1) promptly notify the Representatives, (2) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (3) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as reasonably practicable and (4) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(D)           Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(iv)           Ineligible Issuer Status. (A) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (B) at the date of this Agreement, the Company was not and is not an "ineligible issuer," as defined in Rule 405.

(v)           General Disclosure Package. As of the Applicable Time, neither (A) the General Use Issuer Free Writing Prospectus(es), if any, issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated November 29, 2010, including the base prospectus, dated November 29, 2010 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the "General Disclosure Package"), nor (B) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(vi)           Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (A) the Company has promptly notified or will promptly notify the Representatives and (B) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. This statement does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter is that specified in Section 8(c) hereof.

(vii)          Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and, except as would not, individually or in the aggregate, result in a material adverse change in the condition (financial or otherwise), results of operations, properties, business or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

(viii)         Subsidiaries. Each subsidiary of the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and, except as would not, individually or in the aggregate, result in a Material Adverse Effect, each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(ix)           Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the equity capitalization of the Company is as set forth in the General Disclosure Package; the stockholders of the

Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(x)            No Finder's Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with this offering.

(xi)           Registration Rights. Except for the Registration Rights Agreement, dated as of June 23, 2003, between the Selling Stockholder and the Company, or except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, "registration rights").

(xii)           Listing. The Offered Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance.

(xiii)         Absence of Further Requirements. No consent, approval, authorization, order of or filing (other than Current Reports on Form 8-K and prospectus supplements relating to the Offered Securities required to be filed with the Commission) or registration with any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation, execution and performance of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Securities, except such as have been obtained or made and such as may be required under state securities laws.

(xiv)         Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, (B) constitute a default or a Debt Repayment Triggering Event (as defined below) under, (C) result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (1) the charter or by-laws of the Company or any of its subsidiaries, (2) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties or (3) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of clauses (2) and (3) for those which would not result in a Material Adverse Effect. A "Debt Repayment Triggering Event" means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xv)          Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xvi)           Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xvii)           Title to Property. Except as disclosed in the General Disclosure Package, and except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(xviii)           Possession of Licenses and Permits. Except as disclosed in the General Disclosure Package, the Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits ("Licenses") necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xix)           Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(xx)           Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xxi)           Environmental Laws. Except as disclosed in the General Disclosure Package, (A) (1) neither the Company nor any of its subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, "Environmental Laws"), (2) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (3) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (4) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (5) neither the Company nor any of its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances and (6) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (1) – (6) such as would not individually or in the aggregate have a Material Adverse Effect; (B) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect; and (C) to the knowledge of the Company there are no requirements proposed for adoption or implementation under any Environmental Law that would reasonably be expected to have a Material Adverse Effect. For purposes of this subsection, "Hazardous Substances" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold and (ii) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(xxii)           Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company's knowledge, threatened or contemplated.

(xxiii)           Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Shares of our Common Stock," "Description of Capital Stock" and "Business— Regulatory and Environmental Matters," insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(xxiv)           Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxv)           Financial Statements. The financial statements of the Company and its consolidated subsidiaries included in the Registration Statement and the General Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis.

(xxvi)           No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package, (A) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse, (B) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (C) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(xxvii)       Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

(xxviii)     Qualitative and Quantitative Data Regarding Proven and Probable Ore Reserves of the Company. The qualitative and quantitative data regarding proven and probable ore reserves of the Company included in the Registration Statement, a Statutory Prospectus or the General Disclosure Package (A) were derived in accordance with the procedures described in the Registration Statement, such Statutory Prospectus and the General Disclosure Package and, in all material respects, all applicable industry standards, including Securities Act Industry Guide 7, and (B) have been reviewed by Behre Dolbear & Company (USA), Inc., third-party independent geological experts.

(xxix)        Qualitative and Quantitative Data Regarding Proven and Probable Ore Reserves of Marathon PGM. The qualitative and quantitative data regarding proven and probable ore reserves of Marathon PGM included in the Registration Statement, a Statutory Prospectus or the General Disclosure Package (A) were derived in accordance with the procedures described in the Registration Statement, such Statutory Prospectus and the General Disclosure Package and, in all material respects, all applicable industry standards, including Securities Act Industry Guide 7, and (B) have been prepared by Micon International Limited, with respect to the Marathon Project, Python Mining Consultants Inc., with respect to the Geordie Lake PGM-Cu project, and P&E Mining Consultants Inc., with respect to the Bird River joint venture, each third-party independent geological experts.

(xxx)         Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(xxxi)        Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company's Board of Directors (the "Board") are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, "Internal Controls") that comply with the Securities Laws and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the "Audit Committee") of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an "Internal Control Event"), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(xxxii)       Ratings. No "nationally recognized statistical rating organization," as such term is defined for purposes of Exchange Act Rule 15c3-1(c)(2)(vi)(F), (A) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the

Company's retaining any rating assigned to the Company or any securities of the Company or (B) has indicated to the Company that it is considering any of the actions described in Section 7(e)(ii) hereof.

(xxxiii)      No Unlawful Payments. None of the Company, any of its subsidiaries or any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxxiv)      Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxv)       Compliance with OFAC. None of the Company, any of its subsidiaries or any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC").

(xxxvi)      Taxes. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries) which would, in either case, reasonably be expected to have a Material Adverse Effect.

(xxxvii)     Insurance. The Company and its subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all material policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.

(xxxviii)    Information Regarding Marathon Acquisition. The information presented in the Registration Statement, a Statutory Prospectus and the General Disclosure Package with respect to the Company's proposed acquisition of Marathon is accurate and complete in all material respects, and the Company has no reason to believe that such acquisition will not be completed, in all material respects, in the manner and timeframe so described.

(b)           The Selling Stockholder represents and warrants to, and agrees with, the several Underwriters that:

(i)           Free Writing Prospectus. Neither the Selling Stockholder nor any person acting on behalf of the Selling Stockholder (other than, if applicable, the Company and the Underwriters) has used or referred to any "free writing prospectus" (as defined in Rule 405), relating to the Offered Securities, except as set forth on Schedule B hereto;

(ii)           Title to Offered Securities. The Selling Stockholder has, and immediately prior to any Closing Date will have, good and valid title to, or a valid "security entitlement" within the meaning of Section 8-501 of the New York Uniform Commercial Code (the "UCC") in respect of, the Offered Securities to be sold by the Selling Stockholder hereunder on such Closing Date, free and clear of all liens, encumbrances, equities and other third-party rights or claims, except for any liens, encumbrances, equities, rights or claims arising under this Agreement.

(iii)           Acquisition of Valid Security Entitlement. Upon payment for the Offered Securities to be sold by the Selling Stockholder, delivery of such Offered Securities, as directed by the Underwriters, to Cede & Co. ("Cede") or such other nominee as may be designated by The Depository Trust Company ("DTC"), registration of such Offered Securities in the name of Cede or such other nominee and the crediting of such Offered Securities on the books of DTC to securities accounts of the Underwriters (assuming that neither DTC nor any such Underwriter has notice of any adverse claim (within the meaning of Section 8-105 of the UCC) to such Offered Securities), (A) under Section 8-501 of the UCC, the Underwriters will acquire a valid security entitlement in respect of such Offered Securities and (B) no action based on any "adverse claim," within the meaning of Section 8-102 of the UCC, to such Offered Securities may be successfully asserted against any of the Underwriters with respect to such security entitlement. For purposes of this representation, the Selling Stockholder may assume that when such payment, delivery and crediting occur, (1) such Offered Securities will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company's share registry in accordance with its certificate of incorporation, bylaws and applicable law, (2) DTC will be registered as a "clearing corporation" within the meaning of Section 8-102 of the UCC and (3) appropriate entries to the accounts of the several Underwriters on the records of DTC will have been made pursuant to the UCC.

(iv)           Authorization of Agreement. The Selling Stockholder has full right, power and authority, corporate or otherwise, to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by the Selling Stockholder.

(v)           Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated hereby do not and will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, (B) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Selling Stockholder or (C) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Stockholder or the property or assets of the Selling Stockholder, except in the case of clauses (A) and (C) above for such conflicts, breaches, violations or defaults as would not reasonably be expected to materially adversely affect the Selling Stockholder's ability to perform its obligations hereunder.

(vi)           Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any court or governmental, supranational, regulatory, taxation or stock exchange authority, agency or body having jurisdiction over the Selling Stockholder or the property or assets of the Selling Stockholder is required for the execution, delivery and performance of this Agreement by the Selling Stockholder, and the consummation by the Selling Stockholder of the transactions contemplated hereby, except for the registration of the Offered

Securities under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as have been obtained or as may be required under the Exchange Act, by the Financial Industry Regulatory Authority and under applicable state securities laws in connection with the purchase and sale of the Offered Securities by the Underwriters.

(vii)          Registration Statement. To the best knowledge of the Selling Stockholder, after due and careful inquiry, the Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the representations and warranties in this Section 2(b)(vii) only apply to statements or omissions in the Registration Statement based on and in conformity with information relating to the Selling Stockholder furnished to the Company in writing by the Selling Stockholder expressly for use therein, which information is specified in Section 8(b); and provided, further that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(c).

(viii)         Statutory Prospectus. To the best knowledge of the Selling Stockholder, after due and careful inquiry, each Statutory Prospectus does not, as of its date, and will not on the applicable Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties in this Section 2(b)(viii) only apply to statements or omissions in such Statutory Prospectus based on and in conformity with information relating to the Selling Stockholder furnished to the Company in writing by the Selling Stockholder expressly for use therein, which information is specified in Section 8(b); and provided, further that no representation or warranty is made as to information contained in or omitted from such Statutory Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(c).

(ix)           General Disclosure Package. To the best knowledge of the Selling Stockholder, after due and careful inquiry, the General Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties in this Section 2(b)(ix) only apply to statements or omissions in the General Disclosure Package based on and in conformity with information relating to the Selling Stockholder furnished to the Company in writing by the Selling Stockholder expressly for use therein, which information is specified in Section 8(b); and provided, further that no representation or warranty is made as to information contained in or omitted from the General Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(c).

(x)            Absence of Manipulation. The Selling Stockholder has not taken and will not take, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xi)           No Reliance on Other Information. The sale of the Offered Securities by the Selling Stockholder pursuant hereto is not prompted by any information concerning the Company or any of its subsidiaries that has come to the attention of the Selling Stockholder and is not set forth in the General Disclosure Package and the Final Prospectus.

(xii)           No Finder's Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Selling Stockholder and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with this offering.

(xiii)         Compliance with OFAC. The Selling Stockholder will not, directly or indirectly, use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.           Purchase, Sale and Delivery of Offered Securities. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Selling Stockholder agrees to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Selling Stockholder, at a purchase price of $18.8175 per share, the respective numbers of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto. Such purchase price payable by the Underwriters shall be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Offered Securities to the Underwriters duly paid and (ii) any withholding that the Underwriters determine is required.

(b)           The Selling Stockholder will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of Norimet Limited at the office of Davis Polk & Wardwell LLP, 450 Lexington Ave., New York, NY 10017, at 10:00 A.M., New York time, on December 13, 2010, or at such other time not later than seven full business days thereafter as the Representatives and the Selling Stockholder determine, such time being herein referred to as the "First Closing Date." For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the First Closing Date.

(c)           In addition, upon written notice from the Representatives given to the Company and the Selling Stockholder from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Selling Stockholder agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice, and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter's name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Selling Stockholder.

(d)           Each time for the delivery of and payment for the Optional Securities, being herein referred to as an "Optional Closing Date," which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a "Closing Date"), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Selling

Stockholder will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of Norimet Limited at the above office of Davis Polk & Wardwell LLP. The Optional Securities being purchased on each Optional Closing Date will be made available for checking at the above office of Davis Polk & Wardwell LLP at a reasonable time in advance of such Optional Closing Date.

4.             Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus. VTB Capital PLC represents that it will not effect any offers or sales of any Offered Securities in the United States, including any Offered Securities that it is obligated to purchase pursuant to Section 9 below, unless it is through one or more U.S. registered broker-dealers (which may be affiliates of VTB Capital PLC) to the extent required by U.S. securities laws and regulations.

5.             Certain Agreements of the Company and the Selling Stockholder. (a) The Company agrees with the several Underwriters and the Selling Stockholder that:

(i)           Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(ii)           Filing of Amendments; Response to Commission Requests. At any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act by any Underwriter or dealer, the Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (A) the filing of any such amendment or supplement, (B) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (C) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose and (D) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii)           Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives' consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(iv)           Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(v)           Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(vi)           Qualification of the Offered Securities. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided that in no event shall the Company be obligated to (i) qualify to do business in any jurisdiction where it is not now so qualified, (ii) take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Offered Securities, in any jurisdiction where it is not now subject or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(vii)           Reporting Requirements. During the period of three years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (A) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders and (B) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on EDGAR, it is not required to furnish any such reports or statements to the Underwriters.

(viii)           Company Lock-Up. For the period specified below (the "Lock-Up Period") the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of its Securities or securities convertible into or exchangeable or exercisable for any shares of its Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC; provided, that the foregoing shall not apply to (A) the issuance of Securities to the holders of common stock of Marathon PGM pursuant to the arrangement agreement; (B) the issuance of equity awards to holders of Marathon PGM equity awards pursuant to the arrangement agreement, as described in the General Disclosure Package; (C) the issuance of restricted stock units and performance-based awards under the Company's equity compensation plans and incentive retention plans, including any equity compensation plan and incentive retention plan assumed by the Company in connection with the Marathon Acquisition; (D) the issuance of Securities pursuant to the vesting or exercise of equity awards, restricted stock units or performance based awards, including such awards issued as described in clauses (B) and (C); (E) the filing of any registration statement (x) on Form S-4 with respect to issuances pursuant to clause (A), Form S-8 or any successor forms thereto, or (y) relating solely to any of the Company's or Marathon PGM's employee benefit plans; (F) any issuance of Securities to the holders of the Company's 1.875% Convertible Senior Notes due 2028 (the "Notes") pursuant to the terms of the Notes; and (G) the issuance of up to an additional two million (2,000,000) shares of Securities in connection with an acquisition so long as the recipient of Securities issued pursuant to this clause (G) agrees to be bound by the restrictions in this clause and executes and delivers to the Representatives a Lock-Up Agreement to that effect. The initial Lock-Up Period will commence on the date hereof and will continue and include the date 90 days after the date hereof or such earlier date that Credit Suisse Securities (USA) LLC consents to in writing; provided, however, that if (A) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (B) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18- day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such extension. The Company will provide the Representatives with notice of any announcement described in clause (B) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(ix)           Expenses of the Offering. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of a single counsel and accountants retained by the Selling Stockholder) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the printing of memoranda relating thereto, for any road show and travel expenses of the Company's officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, including the cost of any aircraft chartered in connection with attending or hosting such meetings, and for expenses incurred in distributing each Statutory Prospectus (including the Final Prospectus) (including any amendments and supplements thereto) to the Underwriters; provided, however, except as set forth in this Agreement, the Underwriters shall pay their own costs and expenses, including fees of their counsel.

(b)           The Selling Stockholder agrees with the several Underwriters and the Company that:

(i)           Delivery of Offered Securities. (A) The Selling Stockholder shall deliver to Computershare Trust Company, N.A., as transfer agent and registrar of the Securities (the "Transfer Agent"), on each Closing Date certificates in negotiable form (with signature guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) representing the Offered Securities to be sold on such Closing Date by the Selling Stockholder hereunder.

(B)           The Selling Stockholder agrees to take all steps necessary to ensure that it has valid Securities on each Closing Date that shall be delivered to the Underwriters pursuant to the terms hereof, free and clear of any liens or encumbrances, including, without limitation, through the provision of an indemnity to the Transfer Agent and the Company and a pledge of the Company's 1.875% Convertible Senior Notes Due 2028 (the "Convertible Notes") that it holds to secure such obligations.

(ii)           Taxes.  Notwithstanding Section 5(a)(ix), the Selling Stockholder agrees that it will pay any transfer taxes on the sale by the Selling Stockholder of the Offered Securities to the Underwriters. The Selling Stockholder will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the sale of the Offered Securities and on the execution and delivery of this Agreement. All payments to be made by the Selling Stockholder hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Selling Stockholder is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Selling Stockholder shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(iii)           Selling Stockholder Lock-Up. Except for (i) sales of the Securities to UBS Securities LLC or an affiliate thereof in conjunction with the concurrent offering of mandatorily exchangeable notes and (ii) sales or pledges of the Convertible Notes but only as described below in this subparagraph 5(b)(iii) or in subparagraph 5(b)(i)(B) above, the Selling Stockholder agrees during the Lock-Up Period not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of the Securities of the Company or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC. The initial Lock-Up Period will commence on the date hereof and will continue and include the date 90 days after the date hereof or such earlier date that Credit Suisse Securities (USA) LLC consents to in writing; provided, however, that if (A) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (B) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18- day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such extension. Any Common Stock acquired by the Selling Stockholder in the open market will not be subject to this Section 5(b)(iii). The Lock-Up Period with respect to sales by the Selling Stockholder of the Convertible Notes will commence on the date hereof and will continue and include the date 60 days after the date hereof or such earlier date that Credit Suisse Securities (USA) LLC consents to in writing.

6.           Free Writing Prospectuses. (a) The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a "free writing prospectus," as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a "Permitted Free Writing Prospectus." The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an "issuer free writing prospectus," as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)           The Selling Stockholder represents and agrees that, unless it obtains the prior consent of the Representatives and the Company, neither it nor any person acting on its behalf (other than, if applicable, the Company and the Underwriters) will use or refer to any "free writing prospectus" (as defined in Rule 405), relating to the Offered Securities, except as set forth on Schedule B hereto.

(c)           The Selling Stockholder represents and agrees that, unless it obtains the prior consent of the Representatives and the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute a "free writing prospectus," as defined in Rule 405.

7.           Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company and the Selling Stockholder herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholder of their obligations hereunder and to the following additional conditions precedent:

(a)           Accountants' Comfort Letter. The Representatives shall have received a letter, dated the date of this Agreement, of KPMG LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and substantially in the form attached hereto as Schedule C.

(b)           Reserve Engineers' Comfort Letter – Company. The Representatives shall have received a letter, dated the date of this Agreement, of Behre Dolbear & Company (USA), Inc. in the form attached hereto as Schedule D.

(c)           Reserve Engineers' Comfort Letters – Marathon PGM. The Representatives shall have received a letter, dated the date of this Agreement, of Micon International Limited in the forms attached hereto as Schedule E.

(d)           Filing of Prospectuses. The Company shall have filed each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(e)           No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company or its subsidiaries which, in the judgment of a majority in interest of the Underwriters including the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters including the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

(f)           Opinions of Counsel for the Company. The Representatives shall have received an opinion, dated such Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in the form attached hereto as Schedule F-1. The Representatives shall have received an opinion, dated such Closing Date, of John R. Stark, Esq., Executive Vice President and Chief Commercial Officer, in the form attached hereto as Schedule F-2. The Representatives shall have received a negative assurance letter, dated such Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in the form attached hereto as Schedule F-3.

(g)           Opinions of Counsel for the Selling Stockholder. The Representatives shall have received an opinion, dated such Closing Date, of Akin Gump Strauss Hauer & Feld LLP, counsel for the Selling Stockholder, in the form attached hereto as Schedule G-1 and the Representatives shall have received an opinion, dated such Closing Date, of Akin Gump Strauss Hauer & Feld LLP (London), counsel for the Selling Stockholder in the United Kingdom, in the form attached hereto as Schedule G-2.

(h)           Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company and the Selling Stockholder shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(i)           Officer's Certificate – Company. The Representatives shall have received a certificate, dated such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers shall state that, to the best of their knowledge after reasonable investigation: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(j)           Officer's Certificate – Selling Stockholder. The Representatives shall have received a certificate, dated such Closing Date, of the Sole Director of the Selling Stockholder in which such officer shall state that, to the best of his or her knowledge after reasonable investigation: the representations and warranties of the Selling Stockholder in this Agreement are true and correct and the Selling Stockholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(k)           Bring-down Accountants' Comfort Letter. The Representatives shall have received a letter, dated such Closing Date, of KPMG LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(l)           Bring-down Reserve Engineers' Comfort Letter – Company. The Representatives shall have received a letter, dated such Closing Date, of Behre Dolbear & Company (USA), Inc. which meets the requirements of subsection (b) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(m)           Bring-down Reserve Engineers' Comfort Letter – Marathon. The Representatives shall have received a letter, dated such Closing Date, of Micon International Limited which meets the requirements of subsection (c) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(n)           Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lock-up letters from each of the executive officers and directors of the Company.

(o)           Tax Forms. The Selling Stockholder shall deliver to each Underwriter, prior to or at the Closing Date, a properly completed and executed Internal Revenue Service ("IRS") Form W-9 or an IRS Form W-8, as appropriate, together with all required attachments to such form.

The Selling Stockholder and the Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.           Indemnification and Contribution. (a) The Company will indemnify and hold harmless the Selling Stockholder and each Underwriter, and the Selling Stockholder and each Underwriter's respective partners, members, directors, officers and affiliates and each person, if any, who controls the Selling Stockholder or such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which the Selling Stockholder or such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Selling Stockholder and each Underwriter for any legal or other expenses reasonably incurred by the Selling Stockholder and such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholder or any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below and the only such information furnished by the Selling Stockholder consists of the information described as such in subsection (b) below.

(b)           The Selling Stockholder will indemnify and hold harmless the Company and each Underwriter, and the Company's and each Underwriter's respective partners, members, directors, officers and affiliates and each person, if any, who controls the Company or such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholder specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company or any Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Selling Stockholder consists of the following information: the ownership information for the Selling Stockholder in the Registration Statement, each Statutory Prospectus and the General Disclosure Package under the captions "Summary— The Offering—Common stock to be held by the selling stockholder after this offering and the concurrent offering" and "Selling Stockholder".

(c)           Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act, and the Selling Stockholder, its directors and officers and each person, if any, who controls the Selling Stockholder within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the Company or the Selling Stockholder may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company or the Selling Stockholder in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the fifth paragraph under the caption "Underwriting" and the information contained in the twelfth paragraph under the caption "Underwriting."

(d)           Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish with the consent of the Representatives on behalf of the Underwriters such consent not to be unreasonably withheld (if an Underwriter is an indemnified party), jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e)           If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c)above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholder on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Selling Stockholder bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholder or the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Selling Stockholder shall not be required to contribute any amount in excess of the aggregate net proceeds received by the Selling Stockholder from the sale of the Offered Securities sold by the Selling Stockholder hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.

(f)           The obligations of the Company and the Selling Stockholder under this Section 8 shall be in addition to any liability which the Company and the Selling Stockholder may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company and to each person, if any, who controls the Company within the meaning of the Act.

9.           Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives, the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholder, except as provided in Section 10, (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term "Underwriter" includes any person substituted for an Underwriter under this Section 9. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.           Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholder, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Selling Stockholder and the Underwriters pursuant to Section 8 shall remain in effect, and if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.           Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: Transactions Advisory Group; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179 (fax: (212) 622-8358), Attention: Equity Syndicate Desk; UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026, Attention: Syndicate Department, fax: (212) 821-6186; and VTB Capital PLC, 14 Cornhill, London EC3V 3ND, United Kingdom, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 1321 Discovery Drive, Billings, MT 59102, Attention: John Stark, or, if sent to the Selling Stockholder, will be mailed, delivered or telegraphed and confirmed to it at 40 Queen Street, London EC4R 1DD, United Kingdom; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.           Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13.           Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse Securities (USA) LLC will be binding upon all the Underwriters.

14.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.           Absence of Fiduciary Relationship. The Company and the Selling Stockholder acknowledge and agree that:

(a)           The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholder, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Representatives have advised or are advising the Company or the Selling Stockholder on other matters;

(b)           the price of the Offered Securities set forth in this Agreement was established by the Selling Stockholder following discussions and arms-length negotiations with the Representatives, and the Selling Stockholder is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)           the Company and the Selling Stockholder have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholder and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Selling Stockholder by virtue of any fiduciary, advisory or agency relationship; and

(d)           the Company and the Selling Stockholder waive, to the fullest extent permitted by law, any claims that they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16.           Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Each of the Company and the Selling Stockholder hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Selling Stockholder irrevocably appoints CT Corporation as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding and agrees that service of process upon such agent, and written notice of said service to the Selling Stockholder by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon the Selling Stockholder in any such suit or proceeding. The Selling Stockholder further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement.

The obligation of the Selling Stockholder in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Selling Stockholder agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Selling Stockholder an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

[Signature pages follow.]

If the foregoing is in accordance with the Representatives' understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholder, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

Norimet Limited

By	/s/ Adam Esah
	Name:	Adam Esah
	Title:	Director

Stillwater Mining Company

By
Name:
Title:

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

If the foregoing is in accordance with the Representatives' understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholder, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

Norimet Limited

By
Name
Title:

Stillwater Mining Company

By	/s/ John R. Stark
	Name:	John R. Stark
	Title:	Executive Vice President

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

The foregoing Underwriting Agreement is hereby
  confirmed and accepted as of the date first above written.

Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC UBS Securities LLC VTB Capital PLC

Acting on behalf of themselves and as the Representatives of the several Underwriters.

By Credit Suisse Securities (USA) LLC

By	/s/ Paul D. Scherzer
	Name:	Paul D. Scherzer
	Title:	Managing Director

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

By J.P. Morgan Securities LLC

By	/s/ Eddy Allegaert
	Name:	Eddy Allegaert
	Title:	Managing Director

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

By UBS Securities LLC

By	/s/ Robert Pilkington
	Name:	Robert Pilkington
	Title:	Vice President

By	/s/ Philip Konniker
	Name:	Philip Konniker
	Title:	Director

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

BY VTB Capital PLC

By	/s/ Alexander Metherell
	Name:	Alexander Metherell
	Title:	Managing Director

By	/s/ Colin Magee
	Name:	Colin Magee
	Title:	General Counsel

[SIGNATURE PAGE TO THE UNDERWRITING AGREEMENT]

SCHEDULE A

Underwriter	Number of Firm Securities to be Purchased

Credit Suisse Securities (USA) LLC	13,875,000

J.P. Morgan Securities LLC	12,025,000

VTB Capital PLC	6,475,000

UBS Securities LLC	4,625,000

Total	37,000,000

SCHEDULE B

1.	General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

"General Use Issuer Free Writing Prospectus" includes each of the following documents:

None.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

	1.	The initial price to the public of the Offered Securities as set forth on the cover of the Final Prospectus.

	2.	The total number of Offered Securities offered to the public as set forth on the cover of the Final Prospectus.